March 9, 2021

Touchstone Strategic Trust

303 Broadway, Suite 1100

Cincinnati, Ohio 45202

Ladies and Gentlemen:

We have acted as counsel to Touchstone Strategic Trust, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Trust”), and its series, Touchstone Balanced Fund, Touchstone Strategic Income Opportunities Fund, Touchstone Large Cap Focused Fund, Touchstone International Equity Fund and Touchstone Value Fund (the “Acquiring Funds”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering Class A, Class C, and Class Y shares of beneficial interest of the Acquiring Funds (the “Merger Shares”) to be issued pursuant to the Agreements and Plans of Reorganization (the “Agreements”).

The Agreements, in the form to be adopted by the Acquiring Funds and AIG Active Allocation Fund, a series of SunAmerica Series, Inc., AIG Flexible Credit Fund, a series of SunAmerica Income Funds, AIG Focused Alpha Large-Cap Fund, a series of SunAmerica Specialty Series, AIG International Dividend Strategy Fund, a series of SunAmerica Equity Funds, AIG Multi-Asset Allocation Fund, a series of SunAmerica Series, Inc., AIG Strategic Bond Fund, a series of SunAmerica Income Funds, and AIG Strategic Value Fund, a series of SunAmerica Series, Inc., (each, a “Target Fund” and collectively, the “Target Funds”), provides for the transfer of all of the Target Funds’ assets to the Acquiring Funds in exchange solely for the issuance of the Merger Shares determined in the manner specified in the Agreements, and the assumption by the Acquiring Funds of the liabilities (other than certain excluded liabilities) of the Target Funds, as described in the respective Plan. Class A, Class C, and Class Y shares of beneficial interest of the Acquiring Funds shall be distributed to holders of the shares of the respective Target Fund, in proportion to such shareholders’ holdings on the reorganization date.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 16(11) of Form N-14 under the Securities Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

Touchstone Strategic Trust

March 9, 2021

(i)	the combined proxy statement and prospectus, including the Reorganization Plan attached as Exhibit A thereto, and statement of additional information filed as part of the Registration Statement (collectively, the “Proxy Statement/Prospectus”);

(ii)	the Trust’s certificate of trust, governing instrument, and bylaws in effect on the date of this opinion letter; and

(iii)	the resolutions adopted by the trustees of the Trust relating to the Registration Statement, the establishment and designation of the Acquiring Funds and the Shares, and the authorization for issuance and delivery of the Shares pursuant to the Reorganization Plan.

We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to Chapter 182 of the General Laws of the Commonwealth of Massachusetts and the provisions of the Investment Company Act of 1940, as amended, that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Merger Shares to be issued pursuant to the Registration Statement, when issued and delivered to the Target Funds in accordance with the terms and conditions of the Reorganization Plan, will be validly issued, and (2) the shareholders of the Target Funds receiving the Merger Shares in exchange for their shares of the applicable Target Fund and in complete liquidation of the Target Funds as provided by the Reorganization Plan will have no obligation to make any further payments for the receipt of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

Touchstone Strategic Trust

March 9, 2021

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement. In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP